FOR IMMEDIATE RELEASE

September  17, 2009

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   September  17, 2009………Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) has announced the acquisition of a 40,000 square foot industrial building located in Forbes Field Industrial Park at 6700 SW Topeka Boulevard, Shawnee County, Topeka, Kansas, at a purchase price of approximately $4,100,000.  The property is triple-net-leased to Coca-Cola Enterprises, Inc., through September 30, 2021, and is subject to the terms of a Ground Lease Agreement with Metropolitan Topeka Airport Authority.

The building was constructed in 2006 as a Build-to-Suit for GE Commercial Finance Business Property Corporation, the seller.   Darren Sides, Porthaven Partners LLC, acted as broker to Monmouth in this transaction.

Eugene W. Landy, President, commented, “We are proud to welcome Coca-Cola Enterprises into our portfolio of high-quality investment grade industrial tenants.  This purchase brings our gross leasable area to 6.5 million square feet.  Monmouth Real Estate seeks to acquire additional properties that are net-leased on long-term leases to investment grade tenants in 2009-2010.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of fifty-eight industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

####